Exhibit 99.2

Reconciliation of Non-GAAP Measure

We prepare our financial statements in accordance with generally accepted accounting principles (GAAP). Within our investor presentation materials, we make reference to non-GAAP adjusted earnings before interest, taxes depreciation and amortization (EBITDA) and non-GAAP pro forma net income. These non-GAAP measurements have been included as supplemental information. We believe that these measurements represent a useful internal measure of performance. Accordingly, where we provide non-GAAP measures like adjusted EBITDA and pro forma net income, it is done so that investors have the same financial data that management uses in evaluating performance with the belief that it will assist the investment community in assessing our underlying performance. However, because non-GAAP measures like adjusted EBITDA and pro forma net income are not determined in accordance with accounting principles generally accepted in the United States, such measures are susceptible to varying calculations and not all companies calculate the measures in the same manner. As a result, the aforementioned non-GAAP measures as presented may not be directly comparable to a similarly titled measures presented by other companies. Adjusted EBITDA and pro forma net income are presented as supplemental information and not as an alternative to any GAAP measurements.

Reconciliation of Non-GAAP Financial Measures - Unaudited
(amounts in thousands)

	Fiscal Year
							Year to Date
	2008	2009	2010	2011	2012	2013	Q2 2014
GAAP net income (loss)	$(53,883)	$2,419	$15,957	$19,549	$16,379	$22,489	$15,768
Depreciation and amortization expenses	16,213	16,220	15,311	14,859	14,556	13,060	6,510
Impact of excluding a cumulative catch-up adjustment from a change in accounting estimate related to gift card breakage revenue	-	-	-	-	-	1,984	-
Loss on impairment and asset disposals, net	72,185	9,936	483	3,478	4,955	3,262	-
Restructuring expense (benefit)	8,926	40	(1,683)	(502)	-	-	-
Gain on the settlements	-	-	-	-	(683)	(2,156)	-
Interest expense	10,334	7,756	4,244	2,892	3,172	1,640	584
Income tax expense (benefit)	(27,005)	140	4,827	1,663	6,687	9,102	7,316
Loss (income) on discontinued operations, net of tax	11,169	(255)	1,241	(396)	19	1,306	362
Non-GAAP adjusted EBITDA	$37,939	$36,256	$40,380	$41,543	$45,085	$50,687	$30,540

		13 Weeks Ended
		June 29,	June 30,
		2014	2013
GAAP net income		$6,904	$7,767
Impact of excluding certain non-recurring income tax items		-	(616)
Net of tax impact of excluding loss from discontinued operations		149	148
Non-GAAP net income		$7,053	$7,299